Item 30. Exhibit (h)  i. h2i

AMENDMENT NO. 1 TO THE SHAREHOLDER SERVICING AGREEMENT
AMONG MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
AND EATON VANCE VARIABLE TRUST

THIS AMENDMENT, made and entered into as of the 10th day of August, 2021, amends the Shareholder Servicing Agreement entered into as of the 30th day of January, 2017 (the “Agreement”) by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Service Organization”) and EATON VANCE VARIABLE TRUST (the "Trust"), a Massachusetts business trust.

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Service Organization” shall be deemed to include C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 10th day of August, 2021.

Massachusetts Mutual Life Insurance Company.

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. Life Insurance Company.

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Vice President

Eaton Vance Variable Trust.

By:	/s/ James Kirchner
Name:	James Kirchner
Title:	Treasurer